Exhibit 10.48

WYETH

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(amended and restated effective as of January 1, 2005)

PURPOSE

The Plan supplements the benefits of Participants whose benefits under the Retirement Plan are limited as a result of Deferrals or by operation of the Code Limits. The Plan is intended to constitute an excess benefit plan and an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly.

The Plan is an amendment and restatement of the Prior Plan, effective as of the Restatement Date.

Capitalized terms not otherwise defined in the text hereof shall have the meanings set forth in Section 1.

SECTION 1

DEFINITIONS

1.1 Rules of Construction. Except where the context indicates otherwise, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural. All references to sections and appendices are, unless otherwise indicated, to sections or appendices of the Plan.

1.2 Terms Defined in the Plan. Whenever used herein, the following terms shall have the meanings set forth below:

(a) “25, 50, 75 or 100% Joint and Survivor Annuity” has the meaning set forth in Section 5.5(a)(2).

(b) “409A Benefit” has the meaning set forth in Section 4.4(b).

(c) “Administrative Record Keeper” means the person or persons designated by the Committee in accordance with Section 2.

(d) “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Wyeth, any trade or business (whether or not incorporated) which is under common control with Wyeth (within the meaning of Section 414(c) of the Code), any organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as Wyeth and any other entity required to be aggregated with Wyeth pursuant to Section 414(o) of the Code.

(e) “Beneficiary” means, with respect to death benefits payable under Sections 5.2(c), 5.3(d), 5.5(a)(3), 5.5(a)(4) and 5.6, as applicable, a Participant’s Surviving Spouse or, if there is no Surviving Spouse, the Participant’s estate. Participants shall not be permitted or required to make Beneficiary designations under the Plan. If the Surviving Spouse of a Participant is legally impaired or prohibited from receiving any amounts under the Plan otherwise payable to a Beneficiary, the Participant’s Beneficiary shall be the Participant’s estate. The term Beneficiary shall not refer to any “contingent annuitant” applicable to a Participant in connection with a Payment Form.

(f) “Board of Directors” means the Board of Directors of Wyeth (or any Committee of the Board of Directors to whom the Board of Directors delegates, from time to time, its authority hereunder).

(g) “Business Day” means each day on which the New York Stock Exchange is open for business.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

(i) “Code Limits” means Sections 401(a)(17) and 415 of the Code and any other provisions of the Code which limit the amount of benefits that a Participant may accrue or receive under or from the Retirement Plan.

(j) “Committee” means the committee of such officers and/or employees of the Company as shall be designated from time to time by Wyeth to administer the Plan and any successor thereto.

(k) “Company” means Wyeth and its Affiliates.

(l) “Company Non-Account Plan” means any arrangement sponsored by the Company, other than the Plan, that is a “non-account balance plan,” as such term is defined under Section 409A.

(m) “DCP” means the Prior DCP and the New DCP.

(n) “DCP Option” has the meaning set forth in Section 5.5(a)(6).

(o) “Default Payment Date” means (i) with respect to a Participant’s Grandfathered Benefit, the first day of the month on which benefits commence to be paid to the Participant under the Retirement Plan; and (ii) with respect to a Participant’s 409A Benefit, the following: (A) for a Participant who incurs a Separation from Service with a Vested Plan Benefit prior to attaining age 55, the first day of the month coincident with or next following the month in which he attains age 55; and (B) for a Participant who incurs a Separation from Service with a Vested Plan Benefit on or after attaining age 55, the first day of the month following his Separation from Service; provided, however, that the Default Payment Date for a Participant’s Grandfathered Benefit and/or 409A Benefit shall not be later than the later of the Participant’s Normal Retirement Date and the first day of the month following the month in which occurs the Participant’s Separation from Service.

(p) “Default Payment Form” means (i) with respect to a Participant’s Grandfathered Benefit, the form of payment elected by such Participant under the Retirement Plan in connection with the Participant’s Separation from Service; and (ii) with respect to a Participant’s 409A Benefit, the Lump-Sum Option.

(q) “Deferral Plan” means each of the DCP, the Wyeth Supplemental Employee Savings Plan, as amended from time to time, and/or any other plan of the Company designated from time to time by the Committee pursuant to which Participants may elect to defer annual, base compensation or annual, cash bonus compensation, sales bonuses or sales commissions.

(r) “Deferrals” means any cash compensation earned by a Participant from the Company that is not taken into account in determining a Participant’s accrued benefit under the Retirement Plan because of the Participant’s election under a Deferral Plan to defer the receipt of such compensation.

(s) “Deferred Compensation Tax Compliance Committee” means a committee of such officers and/or employees of the Company as shall be designated from time to time by the Company.

(t) “Delayed Payment Amount” has the meaning set forth in Section 5.6.

(u) “Early Commencement Factors” means the factors set forth in Appendix A.

(v) “Elected Payment Date” means the first day of any month after a Participant’s Separation from Service elected by the Participant (i) for the commencement of payment of his Grandfathered Benefit in accordance with Section 5.2 and/or (ii) for the commencement of payment of his 409A Benefit in accordance with Section 5.3, Section 7 or Appendix B; provided, however, that the Elected Payment Dates for the portion of a Participant’s Plan Benefit payable in the DCP Option shall be determined in accordance with the applicable terms of the DCP.

(w) “Elected Payment Form” means the Payment Form elected by a Participant (i) for the payment of his Grandfathered Benefit in accordance with Section 5.2, and/or (ii) for the payment of his 409A Benefit in accordance with Section 5.3, Section 7 or Appendix B.

(x) “Eligible Employee” means an employee of the Company (i) whose terms and conditions of employment are not subject to a collective bargaining agreement, (ii) whose rate of annual base compensation for a calendar year equals or exceeds $155,000.00, and (iii) who is eligible to participate in the Retirement Plan. Notwithstanding the foregoing, an individual shall not become an “Eligible Employee” until the first day of the month following the date on which such individual satisfies the requirement of clause (iii) of the previous sentence. Further, the term “Eligible Employees” shall exclude individuals classified by the Company as leased employees, independent contractors or consultants or any individuals who are not paid through the Company’s regular payroll.

(y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any applicable rulings and regulations promulgated thereunder.

(z) “Grandfathered Benefit” means the portion of a Participant’s Plan Benefit that, for purposes of Section 409A, was both earned and vested on December 31, 2004.

(aa) “Guaranteed Death Benefit Option” has the meaning set forth in Section 5.5(a)(4).

(bb) “Key Employee” means (i) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on December 31st of a calendar year and (ii) to the extent not otherwise included in (i) hereof, each of the top-100 paid individuals (based on W-2 compensation for the 12-month period ending on December 31st of such calendar year) who performed services for the Company at any time during the 12-month period ending on December 31st of such calendar year. A Participant shall be treated as a Key Employee for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (i) or (ii) of this definition is made.

(cc) “Lump-Sum Option” has the meaning set forth in Section 5.5(a)(5).

(dd) “New DCP” means the Wyeth 2005 (409A) Deferred Compensation Plan, as amended and restated as of the Restatement Date to comply with Section 409A, and as subsequently amended from time to time thereafter.

(ee) “Normal Retirement Date” means the first day of the first month following a Participant’s 65th birthday, unless such birthday falls on the first of the month, in which case Normal Retirement Date means the Participant’s 65th birthday.

(ff) “Notice 2005-1” means Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(gg) “Participant” means an Eligible Employee who has met the requirements for participation in the Plan in accordance with Section 3.

(hh) “Payment Date” means the Elected Payment Date or, if no such date has been elected by the Participant, the Default Payment Date, in each case for the commencement of payment of a Plan Benefit.

(ii) “Payment Delay Period” means, solely with respect to a Lump-Sum Option payment of a Participant’s Grandfathered Benefit, the twelve-month period beginning on the first day of the month following the month in which occurs the Participant’s Separation from Service.

(jj) “Payment Election” means the elections made by a Participant for his Grandfathered Benefit and/or 409A Benefit, as applicable, under Section 5, Section 7 and/or Appendix B, as applicable.

(kk) “Payment Form” means the Elected Payment Form or, if no such form is elected by a Participant, the Default Payment Form.

(ll) “Plan” means this Wyeth Supplemental Executive Retirement Plan, as amended from time to time.

(mm) “Plan Benefit” means, as of a given date, the benefit, expressed as a Single Life Annuity commencing at the Participant’s Normal Retirement Date that a Participant has accrued under the Plan in accordance with Section 4.2.

(nn) “Prior DCP” means the terms of the Wyeth Deferred Compensation Plan in effect immediately prior to the Restatement Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to such plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of such plan).

(oo) “Prior Plan” means the terms of the Plan in effect immediately prior to the Restatement Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of the Grandfathered Benefit).

(pp) “Restatement Date” means January 1, 2005.

(qq) “Retirement Eligible” means a Participant who, as of the date of his Separation from Service, is (i) at least age 55 with at least five Years of Vesting Service or (ii) at least age 65.

(rr) “Retirement Plan” means the Wyeth Retirement Plan – United States, as amended from time to time.

(ss) “Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(tt) “Section 409A Compliance” has the meaning set forth in Section 9.2.

(uu) “Separation from Service” means a separation from service with the Company for purposes of Section 409A; provided, however, that, solely for purposes of the Grandfathered Benefit, “Separation from Service” shall be determined in accordance with the terms of the Prior Plan.

(vv) “Single Life Annuity” has the meaning set forth in Section 5.5(a)(1).

(ww) “Surviving Spouse” means the individual to whom a Participant was legally married, for federal law purposes, for a continuous period of at least one year as of the date of the Participant’s death.

(xx) “Ten Year Certain and Life Option” has the meaning set forth in Section 5.5(a)(3).

(yy) “Valid Notional Rollover” means a notional rollover constituting a full and complete settlement of the Company’s obligations to the Participant with respect to the portion of the Grandfathered Benefit credited to the Prior DCP or the portion of the 409A Benefit credited to the New DCP by a Participant who is Retirement Eligible at the time of his Separation from Service.

(zz) “Vested Plan Benefit” means a Plan Benefit that has vested in accordance with Section 4.3.

(aaa) “Wyeth” means Wyeth, a Delaware corporation, and any successor thereto.

(bbb) “Year of Vesting Service” has the meaning ascribed to it in the Retirement Plan as of January 1, 2006 and, prior to such date, has the meaning ascribed to “Continuous Service”, as such term was defined in the Retirement Plan prior to January 1, 2006.

SECTION 2

ADMINISTRATION

2.1 General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power, subject to the terms of the Plan: (i) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (v) to designate the Administrative Record Keeper and to review actions taken by the Administrative Record Keeper or any other person to whom authority is delegated under the Plan; and (vi) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating specifically to such Committee member’s eligibility to participate in the Plan or the calculation or determination of such member’s Plan Benefit.

2.2 Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.

2.3 Administrative Record Keeper. The Administrative Record Keeper shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrative Record Keeper is a Participant, the Administrative Record Keeper shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrative Record Keeper shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

2.4 Actions; Indemnification. The members of the Board of Directors, the Committee, the Administrative Record Keeper, the members of the Deferred Compensation Tax Compliance Committee, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act with respect to the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Board of Directors (and each member thereof), the Committee (and each member thereof), the Deferred Compensation Tax Compliance Committee (and each member thereof), the Administrative Record Keeper, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The indemnification, exculpation and liability limitations of this Section 2.4 shall apply to the Administrative Record Keeper only to the extent that the Administrative Record Keeper is or was a director, officer or employee of the Company.

SECTION 3

PARTICIPATION

3.1 Continuing Participants. Any individual on the Restatement Date who was participating in the Prior Plan immediately prior to the Restatement Date shall continue to be a Participant in the Plan on the Restatement Date.

3.2 New Participants. An employee of the Company who does not become a Participant in the Plan in accordance with Section 3.1 shall commence participation in the Plan as follows: (i) for an individual who is an Eligible Employee as of the date on which he is hired or rehired as an employee of the Company, the first day of the month following the first anniversary of the date on which such individual first performs services for wages as an employee of the Company; (ii) for an individual who receives a mid-year increase in annual base compensation (other than a retroactive increase described in clause (iv) of this sentence) and, as a result of such increase, becomes an Eligible Employee, the first day of the month following the date on which such increase in annual base compensation first becomes effective; (iii) for an individual who receives an increase in annual base compensation in any calendar year which is effective as of January 1 of the next calendar year and, as a result of such increase, first becomes an Eligible Employee, February 1 of such next calendar year; (iv) for an individual who receives a retroactive increase in annual base compensation and, as a result of such increase, first becomes an Eligible Employee, the first day of the month following the date on which such increase in annual base compensation is first payable to such individual under the Company’s normal payroll practices; and (v) for an Eligible Employee not otherwise described in (i) through (iv), as determined by the Committee in accordance with Section 409A. Notwithstanding the previous sentence, if an Eligible Employee is not a participating employee in the Retirement Plan on the applicable date set forth in the previous sentence, such Eligible Employee’s participation in the Plan shall not commence until the first day of the first month in which such Eligible Employee first begins participating in the Retirement Plan.

3.3 Enrollment. Each Participant shall complete, execute and return to the Administrative Record Keeper such forms as are required from time to time by the Administrative Record Keeper, and such forms shall be submitted to the Administrative Record Keeper within such time periods specified by the Administrative Record Keeper. A Participant’s failure to submit in a complete and timely manner any such forms to the Administrative Record Keeper shall subject the Participant to the default rules specified in the Plan. For purposes of the Plan, “forms” prescribed by the Administrative Record Keeper can be in paper, electronic or such other media (or combination thereof) as the Administrative Record Keeper shall specify from time to time.

3.4 Exclusions. No employee of the Company who is not an Eligible Employee shall be eligible to participate in the Plan. In addition, the Committee may, if it determines it to be necessary or advisable to comply with ERISA, the Code or other applicable law, exclude one or more Eligible Employees or one or more classes of Eligible Employees from Plan participation.

SECTION 4

PLAN FORMULA AND VESTING

4.1 Applicability of Prior Plan. The benefit payable to a Participant who had a Separation from Service prior to the Restatement Date shall be governed by the terms of the Prior Plan as in effect on the date of his Separation from Service.

4.2 Plan Benefit Formula. The Plan Benefit of a Participant who has a Separation from Service on or after the Restatement Date shall equal the positive difference, if any, that results from subtracting the amount determined under Section 4.2(b) from the amount determined under Section 4.2(a):

(a) The Participant’s annual accrued benefit under the terms of the “Final Average Annual Pension Earnings” formula of the Retirement Plan calculated as of the date of the Participant’s Separation from Service as if:

1.	for purposes of calculating such accrued benefit, the Participant’s compensation for each calendar year included the Participant’s Deferrals for each such calendar year; and

2.	for purposes of calculating such accrued benefit, the Code Limits did not apply.

less

(b) The Participant’s annual accrued benefit under the Retirement Plan, as of the date of the Participant’s Separation from Service.

4.3 Vesting. Anything in the Plan to the contrary notwithstanding, no Plan Benefit or other amount shall be payable to a Participant under the Plan unless the Participant has either (i) completed five Years of Vesting Service or (ii) is at least age 65, in each case, as of the date of the Participant’s Separation from Service.

4.4 Plan Benefit Components.

(a) Grandfathered Benefit.

1.	The portion of a Participant’s Plan Benefit which is a Grandfathered Benefit (and the procedures applicable to a Participant’s election to receive such Grandfathered Benefit, which are set forth in Section 5.2) shall be based upon the terms of the Prior Plan and the Retirement Plan in effect immediately prior to the Restatement Date, disregarding for this purpose any change or amendment to the terms of the Retirement Plan effective after October 3, 2004 that would result in any material modification, within the meaning of Section 409A or Notice 2005-1, of the Grandfathered Benefit.

2.	The Plan Benefit of a Participant who is a bona fide resident of Puerto Rico and is, therefore, not subject to the Code shall constitute a Grandfathered Benefit.

3.	A Participant’s Grandfathered Benefit shall not be increased if the payment of the Grandfathered Benefit is made after the Participant’s Normal Retirement Date.

(b) 409A Benefit. A Participant’s 409A Benefit shall mean any portion of the Participant’s Plan Benefit which is not a Grandfathered Benefit.

(c) Special Adjustment at Separation from Service to the 409A Benefit. Solely to the extent necessary to comply with Section 409A, a special allocation shall be made to the Plan Benefit of a Participant who was not eligible to retire under the Plan as of December 31, 2004 with a subsidized early retirement benefit (solely by reason of the Participant not having ten or more Years of Vesting Service as of such date) and who subsequently becomes eligible to retire under the Plan with a subsidized early retirement benefit at a later date. For such a Participant, any early retirement subsidy earned by the Participant based on Years of Vesting Service credited for periods after December 31, 2004 and attributable to the Participant’s Grandfathered Benefit shall be treated for all purposes of the Plan as part of the Participant’s 409A Benefit. The adjusted 409A Benefit (including the subsidized portion of the Grandfathered Benefit that is treated by operation of this Section 4.4(c) as part of the 409A Benefit) shall be determined at the time of the Participant’s Separation from Service by the formula [(X – Y)/Z], where “X” is the Plan Benefit multiplied by the applicable subsidized Early Commencement Factor set forth in Appendix A; where “Y” is the Grandfathered Benefit multiplied by the applicable unsubsidized Early Commencement Factor set forth in Appendix A; and where “Z” is the applicable subsidized Early Commencement Factor set forth in Appendix A (all such Early Commencement Factors to be determined based upon the Participant’s age and Years of Vesting Service at Separation from Service).

(d) Other Actuarial Rules and Procedures. The Committee shall from time to time promulgate such additional rules and procedures as the Committee deems necessary or advisable to facilitate the calculation and allocation of a Participant’s Plan Benefit between the Grandfathered Benefit and the 409A Benefit in a manner that is intended to result in Section 409A Compliance.

4.5 Payment Prior to Normal Retirement. If the Payment Date for a Participant’s Grandfathered Benefit and/or 409A Benefit, as applicable, is prior to the Participant’s Normal Retirement Date, then the amount of the Grandfathered Benefit and/or 409A Benefit, as applicable, shall be reduced for early commencement by the applicable Early Commencement Factors set forth in Appendix A.

SECTION 5

PAYMENT ELECTIONS

5.1 General Rules.

(a) Separate Elections. A Participant shall be permitted to make a separate Payment Election for his Grandfathered Benefit and his 409A Benefit. The rules applicable to Payment Elections for Grandfathered Benefits are set forth in Section 5.2. The rules applicable to Payment Elections for 409A Benefits are set forth in Section 5.3.

(b) Section 409A Transition. Appendix B sets forth certain transition elections for 409A Benefits made in accordance with Section 409A and Notice 2005-1, which shall, for affected Participants, supplement and, to the extent required by Appendix B, replace the corresponding provisions of this Section 5.

(c) No Duplicate Benefits. Nothing in the Plan, including the ability of a Participant to make separate Payment Elections with respect to his Grandfathered Benefit and his 409A Benefit, shall obligate the Company to pay duplicate benefits to any Participant.

5.2 Payment Elections for Grandfathered Benefits.

(a) Election Form and Election Timing. A Participant may elect prior to or in connection with his Separation from Service to have his Grandfathered Benefit paid in any of the available forms of payment described in Section 5.5. The Elected Payment Form for a Grandfathered Benefit may be different from the form of payment elected by the Participant under the Retirement Plan. A Participant shall make his Payment Election for his Grandfathered Benefit prior to the date of, or in connection with, the Participant’s Separation from Service, and if no Payment Election is made prior to the date of, or in connection with, the Participant’s Separation from Service, the Participant’s Grandfathered Benefit shall be payable in the Default Payment Form on the applicable Default Payment Date.

(b) Payment Date for Annuities. If the Payment Form for a Participant’s Grandfathered Benefit is other than the Lump-Sum Option or the DCP Option, the payment of the Participant’s Grandfathered Benefit shall commence on the Participant’s applicable Default Payment Date, unless the Participant has specified an Elected Payment Date. An Elected Payment Date for an annuity shall not be earlier than the first day of the month coincident with or next following the month in which a Participant attains age 55, and shall not be later than the Participant’s Normal Retirement Date (or, if later, the first day of the month following the month in which occurs the Participant’s Separation from Service).

(c) Payment Dates for Lump-Sum Option. A Participant shall not be permitted to specify an Elected Payment Date for his Grandfathered Benefit if such Grandfathered Benefit is payable in the Lump-Sum Option. The Payment Date for such Lump-Sum Option shall be determined in accordance with the following provisions:

1.	Participants Who Are Not Retirement Eligible. If a Participant who is not Retirement Eligible at the time of his Separation from Service has elected prior to, or in connection with, his Separation from Service the Lump-Sum Option for the payment of his Grandfathered Benefit, such Lump-Sum Option shall be paid on the later of (i) the first day of the first month following the expiration of the Payment Delay Period and (ii) the first day of the month coincident with or next following the month in which the Participant attains age 55.

2.	Participants Who Are Retirement Eligible. If a Participant who is Retirement Eligible at the time of his Separation from Service has elected prior to, or in connection with, his Separation from Service the Lump-Sum Option for the payment of his Grandfathered Benefit, such Lump-Sum Option shall be paid on the first day of the first month following the end of the Payment Delay Period.

If payment of a Participant’s Lump-Sum Option is delayed under this Section 5.2(c) solely by operation of the Payment Delay Period, the Participant’s Grandfathered Benefit shall be credited with interest on a quarterly basis during the applicable portion of the Payment Delay Period based upon the interest rate being used to determine Lump-Sum Option payments under the Retirement Plan for each such quarter. In the event a Participant dies during the Payment Delay Period, his Grandfathered Benefit shall be paid to his Beneficiary together with any interest credited thereto in a lump-sum payment as soon as administratively practicable after such Participant’s death.

(d) Valid Notional Rollovers to the Prior DCP. A Participant who elects prior to, or in connection with, his Separation from Service to receive his Grandfathered Benefit in the Lump-Sum Option shall be permitted, in accordance with the deferral rules of the Prior Plan, to elect prior to, or in connection with, his Separation from Service the DCP Option for some or all of the amount otherwise payable in the Lump-Sum Option. The effective date of the Valid Notional Rollover made in connection with the DCP Option will be the date that the portion of the

Lump-Sum Option subject to the Valid Notional Rollover would otherwise have been paid to the Participant under Section 5.2(c) (determined, solely for this purpose, without regard to the Payment Delay Period). Any such Valid Notional Rollover shall be subject to the applicable terms and provisions of the Prior DCP. Notwithstanding anything herein to the contrary, no amount shall be distributed under the Prior DCP on account of a Valid Notional Rollover prior to the conclusion of the Payment Delay Period.

(e) Special Default Rule. If the portion of a Participant’s Plan Benefit that is intended to be a Grandfathered Benefit shall, for any reason, become subject to Section 409A, such benefit shall be paid in accordance with the Payment Election (or applicable default payment rule) for such Participant’s 409A Benefit.

5.3 Payment Elections for 409A Benefits.

(a) Election Timing.

(i) Prior to October 1, 2007. An Eligible Employee hired by the Company prior to October 1, 2007 and a Participant in the Plan who is employed by the Company during 2007 shall make, by no later than December 31, 2007, a Payment Election with respect to his 409A Benefit; provided, however, that such election shall apply solely to the amount that would not otherwise be payable to him in 2007 and shall not cause any amounts to be paid to him in 2006 that would not otherwise be payable to him in 2007.

(ii) On or After October 1, 2007. An Eligible Employee who first becomes a Participant on or after October 1, 2007 shall make his Payment Election for his 409A Benefit prior to the end of the 30-day period beginning on the earlier to occur of (A) the date his participation in the Plan commences in accordance with Section 3.2 and (B) the date on which the Eligible Employee first commences participation in any other Company Non-Account Plan. Subject to Section 7, any such Payment Election shall become irrevocable as of the last day of the applicable 30-day period.

(iii) Late Elections. If an Eligible Employee does not make his Payment Election for his 409A Benefit due to the Company’s or the Administrative Record Keeper’s failure to provide such Eligible Employee with a timely election opportunity and, as a result, such Eligible Employee is subject to the default provisions of this Section 5.3, such Eligible Employee may make, by no later than December 31st of the calendar year following the calendar year in which the Participant is subject to such default provisions, a late Payment Election with respect to his 409A Benefit. Such late Payment Election shall apply only to the portion of the Participant’s 409A Benefit in excess of the 409A Benefit which would have been payable to him if his Separation from Service occurred immediately prior to January 1st of the calendar year for which such late election is effective.

(b) Payment Date – In General. Payment of a Participant’s 409A Benefit shall commence on the Participant’s applicable Default Payment Date, unless (i) the Participant specifies an Elected Payment Date in accordance with this Section 5.3 and/or Appendix B or (ii) the Participant for some or all of his 409A Benefit makes a re-deferral election in accordance with Section 7.

(c) Payment Date for Annuities. If the Payment Form for a Participant’s 409A Benefit is other than the Lump-Sum Option or the DCP Option, the payment of the Participant’s 409A Benefit shall commence on the Participant’s applicable Default Payment Date, unless the Participant has specified an Elected Payment Date. An Elected Payment Date for an annuity shall not be earlier than the Default Payment Date for 409A Benefits and shall not be later than the Participant’s Normal Retirement Date (or, if later, the first day of the month following the month in which occurs the Participant’s Separation from Service).

(d) Elected Payment Date – Lump Sums. A Participant shall only be permitted to elect one of the following dates for a 409A Benefit payable in a Lump-Sum Option: (i) the date that would be the Default Payment Date, or (ii) the later of (A) the first anniversary of the first day of the month following the first anniversary of the Participant’s Separation from Service and (B) the first day of the month coincident with or next following the month in which he attains age 55. If a Participant described in Section 5.3(a)(i) incurs a Separation from Service prior to December 31, 2008 and has elected to receive his 409A Benefit in a Lump-Sum Option, such payment of the Lump-Sum Option shall not be made until the later to occur of (i) the first anniversary of his Separation from Service (or as soon as administratively practicable thereafter) and (ii) the Payment Date applicable to the Participant. If the payment of a Lump-Sum Option is delayed beyond the Payment Date in accordance with clause (i) of the previous sentence, a Participant’s 409A Benefit shall be credited with interest on a quarterly basis based upon the interest rate being used to determine Lump-Sum Option payments under the Retirement Plan for each quarter of such delay. In the event a Participant dies during the period of any such delay, his 409A Benefit shall be paid to his Beneficiary together with any interest credited thereto in a lump-sum payment on the last Business Day of the month following the date of such Participant’s death or as soon as administratively practicable thereafter.

(e) Payment Forms. A 409A Benefit shall be payable in any of the available forms of payment described in Section 5.5. The Elected Payment Form for a 409A Benefit may be different than the form of payment elected by the Participant under the Retirement Plan. If a Participant does not specify an Elected Payment Form for his 409A Benefit, such Participant’s 409A Benefit shall be paid in the Default Payment Form.

(f) Modifying a Payment Form. A Participant who elects to receive his 409A Benefit in an annuity Payment Form described in Section 5.5(a)(1) or (2) may, at any time prior to the Payment Date for such 409A Benefit, elect to have his 409A Benefit paid in another annuity Payment Form described in Section 5.5(a)(1) or (2) that is the actuarial equivalent of the original annuity elected by the Participant. For this purpose, actuarial equivalence shall be determined in accordance with Section 5.5(b). Except as permitted by Section 7, a Participant who elects to have his 409A Benefit paid in the form of a Ten Year Certain and Life Option, Guaranteed Death Benefit Option, Lump-Sum Option or DCP Option shall not be permitted to change the Payment Form so elected.

(g) Valid Notional Rollovers to the New DCP. A Participant who elects in accordance with this Section 5.3 to receive his 409A Benefit in the Lump-Sum Option shall be permitted to elect the DCP Option for some or all of the amount otherwise payable in the Lump-Sum Option. The effective date of the Valid Notional Rollover made in connection with the DCP Option will be the first day of the month following the Participant’s Separation from Service, even if the portion of the Lump-Sum Option subject to the Valid Notional Rollover would otherwise have been paid to the Participant at a later date. Any such Valid Notional Rollover shall be subject to the terms of the New DCP. If a Participant who has elected the DCP Option is not Retirement Eligible at the time of his Separation from Service, then (i) the election of the DCP Option shall be void and of no force and effect and (ii) the Participant’s 409A Benefit shall be paid on any alternative Elected Payment Date and in any alternative Elected Payment Form specified in the Participant’s Payment Election or, if no such alternative Elected Payment Date or Elected Payment Form has been so specified, on the Participant’s Default Payment Date and in the Default Payment Form, as applicable.

5.4 Payment of De Minimis Amounts. Notwithstanding a Participant’s Payment Election, the Company shall make a distribution of de minimis amounts according to the following rules:

(a) 409A Benefit. Each Participant who (i) incurs a Separation from Service and (ii) as of the date of such Separation from Service has a 409A Benefit with an actuarial equivalent Lump-Sum Option value which, when aggregated with the accrued benefit subject to Section 409A under each other Company Non-Account Plan in which the Participant participates, does not exceed $5,000 shall receive a distribution of his entire 409A Benefit in a cash lump-sum on the last Business Day of the month following the month in which the Separation from Service occurs.

(b) Grandfathered Benefit. Each Participant who (i) incurs a Separation from Service and (ii) as of the date of such Separation from Service has a Grandfathered Benefit with an actuarial equivalent Lump-Sum Option value that does not exceed $5,000 shall receive a distribution of his entire Grandfathered Benefit in a cash lump-sum as soon as administratively practicable after his Separation from Service.

(c) Lump-Sum Option Values. Lump-sum values under this Section 5.4 shall be determined using the same actuarial assumptions as would be applied under the Retirement Plan for the purpose of determining the actuarial equivalent Lump-Sum Option value of Retirement Plan benefits of the Participant as of the date of his Separation from Service.

5.5 Available Forms of Payment.

(a) Forms of Payment. A Participant’s Grandfathered Benefit and/or 409A Benefit, as applicable, may be paid in the forms of payment available under the Retirement Plan as follows:

1.	“Single Life Annuity” means a Participant’s Grandfathered Benefit and/or 409A Benefit, as applicable, payable as an annuity in equal monthly installments over the life of the Participant, commencing as of the Payment Date and terminating in the month in which the Participant dies, with no further payments thereafter.

2.	“25, 50, 75 or 100% Joint and Survivor Annuity” means a Participant’s actuarially reduced Grandfathered Benefit and/or

409A Benefit, as applicable, payable as an annuity in equal monthly installments over the life of the Participant, commencing as of the Payment Date and terminating in the month in which the Participant dies, with a survivor contingent annuity for the life of the Participant’s surviving contingent annuitant, commencing in the month following the month in which the Participant died and terminating in the month in which the Participant’s surviving contingent annuitant dies, which is either 25%, 50%, 75% or 100% of the monthly payment to the Participant, as elected by the Participant. Following such contingent annuitant’s death, no further payments shall be made.

3.	“Ten Year Certain and Life Option” means a Participant’s actuarially reduced Grandfathered Benefit and/or 409A Benefit, as applicable, payable in monthly installments over the life of the Participant, commencing as of the Payment Date, with a guarantee that if the Participant dies within 120 months (i.e., ten years) of the applicable Payment Date, such reduced Grandfathered Benefit and/or 409A Benefit, as applicable, shall be paid to the Participant’s Beneficiary for the balance of the 120 month (i.e., ten year) guaranteed period in the month following the month in which the date of the Participant’s death occurs, or, upon the Participant’s death, if the Participant’s Beneficiary so elects with respect to the Grandfathered Benefit, the commuted value of the remaining payments shall be paid to such Beneficiary in a lump-sum amount. If the Participant survives the 120 month (i.e., ten year) guaranteed period, he shall continue to receive the actuarially reduced Grandfathered Benefit and/or 409A Benefit, as applicable, through the month in which the Participant dies.

4.	“Guaranteed Death Benefit Option” means a Participant’s actuarially reduced lifetime monthly Grandfathered Benefit and/or 409A Benefit, as applicable, commencing as of the Payment Date, in return for a death benefit guarantee. If the Participant dies on or after the Payment Date, the Participant’s Beneficiary shall receive the excess, if any, of the initial death benefit (defined in a manner consistent with the terms of the comparable payment option set forth in the Retirement Plan) over the aggregate Grandfathered Benefit or 409A Benefit, as applicable, payments made to the Participant after the Payment Date and prior to the date of the Participant’s death. With respect to a Participant’s Grandfathered Benefit only, a Participant shall be permitted, in the manner designated by the Committee, to make any of the alternative payment elections related to this distribution option in the Retirement Plan.

5.	“Lump-Sum Option” means the actuarial equivalent of a Participant’s Grandfathered Benefit and/or 409A Benefit, as applicable, payable in a cash lump-sum on the Payment Date.

6.	“DCP Option” means the actuarial equivalent of a Participant’s Grandfathered Benefit and/or 409A Benefit, as applicable (or the applicable portion thereof) that the Participant elects, in accordance with the terms of the Plan, to convert into a cash lump-sum amount to be credited in a Valid Notional Rollover to the DCP. A Participant who elects the DCP Option with respect to some or all of his Grandfathered Benefit shall be subject to the applicable terms and provisions of the Prior DCP and shall have the amount of the Valid Notional Rollover credited to the Prior DCP. A Participant who elects or contingently elects the DCP Option with respect to some or all of his 409A Benefit shall be subject to the applicable terms and provisions of the New DCP, shall be required to make his payment elections under the New DCP at the time the DCP Option is elected and shall have the amount of the Valid Notional Rollover credited to the New DCP.

(b) Actuarial Equivalence. The actuarial equivalence of forms of payment of a Grandfathered Benefit and/or 409A Benefit, as applicable, shall be determined in accordance with the factors and assumptions specified in the Retirement Plan (or such other factors or assumptions specified from time to time by the Committee) in a manner in which is intended to result in 409A Compliance.

5.6 Six-Month Delay in Commencement of 409A Benefits. Notwithstanding a Participant’s Payment Election and the de minimis and default rules hereunder, effective for Separations from Service (other than by reason of death) occurring on or after the Restatement Date, if, at the time of a Participant’s Separation from Service, the Participant is a Key Employee, then, solely to the extent necessary for Section 409A Compliance, any amounts payable to the Participant under the Plan with respect to his 409A Benefit during the period beginning on the date of the Participant’s Separation from Service and ending on the six-month anniversary of such date (the “Delayed Payment Amount”) shall be delayed and not paid to the Participant until the first Business Day following such six-month anniversary date, at which time such delayed amounts shall be paid to the Participant in a lump-sum. If payment of an amount is delayed as a result of this Section 5.6, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Participant but for this Section 5.6 to the day immediately prior to the date the Delayed Payment Amount is paid. Interest on the Delayed Payment Amount shall be credited on a quarterly basis based upon the interest rate being used to determine lump-sum payments under the Retirement Plan for each such quarter. If a Participant dies on or after the date of the Participant’s Separation from Service and prior to payment of the Delayed Payment Amount, any amount delayed pursuant to this Section 5.6 shall be paid to the Participant’s joint annuitant (if the benefit form elected by the Participant is a joint annuity) or, if there is no joint annuitant, the Participant’s Beneficiary, as applicable, together with any interest credited thereon, on the last Business Day of the month following the date of such Participant’s death or as soon as administratively practicable thereafter.

SECTION 6

DEATH BENEFITS

6.1 No Vesting Solely as a Result of Death. No survivor or death benefit shall be payable to any person under this Section 6 in respect of a Participant unless the Participant had a Vested Plan Benefit on the date of the Participant’s death (or, if earlier, the date of the Participant’s Separation from Service). If a death benefit is payable under this Section 6, no other amounts shall be payable in respect of a Participant under the Plan, and the default payment rules and any prior Payment Elections made by the Participants shall be disregarded.

6.2 Death on or After Payment Date. If a Participant dies on or after his Payment Date, (i) no survivor or death benefit shall be payable under this Article VI, (ii) any survivor or death benefits payable under the Plan shall be based solely upon the Payment Form applicable to the Participant, and (iii) no survivor or death benefits shall be payable under the Plan if the applicable Payment Form (e.g., a Single Life Annuity) does not contemplate the payment of any survivor or death benefits. The terms and provisions of the DCP (and not the Plan) shall govern the payment of any death benefit in respect of the portion of a Participant’s Plan Benefit that has been credited under the DCP in connection with a Valid Notional Rollover. Solely for purposes of this Section 6, the Payment Date for the portion of a Participant’s Plan Benefit that is transferred to the DCP in a Valid Notional Rollover shall be the date as of which the amount subject to the Valid Notional Rollover is first credited to the DCP.

6.3 Death on or After Attaining Age 55 and Prior to Payment Date. If a Participant with a Vested Plan Benefit dies on or after attaining age 55 and prior to the Participant’s Payment Date, the Participant’s Surviving Spouse, if any, shall be eligible for a survivor annuity under the Plan calculated under Section 4.2 (and reduced for early commencement in accordance with the applicable Early Commencement Factor from Appendix A) as if (i) the Participant had elected a 50% Joint and Survivor Annuity commencing immediately prior to the date of the Participant’s death and (ii) the Participant died immediately following the commencement of such annuity. The survivor annuity contemplated by this Section 6.3 shall commence in the month following the month in which the Participant died and shall terminate in the month in which the Surviving Spouse dies.

6.4 Death Prior to Attaining Age 55 and Prior to Payment Date. If a Participant with a Vested Plan Benefit dies prior to attaining age 55 and prior to the Participant’s Payment Date, the Participant’s Surviving Spouse, if any, shall be eligible for a survivor annuity under the Plan calculated under Section 4.2 (and reduced for early commencement in accordance with the applicable Early Commencement Factor from Appendix A) as if (i) the Participant incurred a Separation from Service on the date of death or, if earlier, on the date of Separation from Service, (ii) the Participant survived until age 55, (iii) the Participant incurred a Separation from Service having elected a 50% Joint and Survivor Annuity commencing in the month following the month in which the Participant attained age 55, and (iv) the Participant died on the day after attaining age 55. The survivor annuity contemplated by this Section 6.4 shall commence in the month following the month in which the Participant would have attained age 55 and shall terminate in the month in which the Surviving Spouse dies.

6.5 Death Benefits to Un-Married Participants. The provisions of this Section 6.5 shall apply effective July 24, 2006 to a Participant described in Section 6.3 or 6.4 who, at the time of death while employed by the Company, is not survived by a Surviving Spouse:

1.	For purposes of calculating the amount of the death benefit under Section 6.3 or 6.4, as applicable, the Participant shall be deemed to have been survived by a Surviving Spouse of the opposite gender with a date of birth that is the same as the date of birth of the Participant.

2.	The actuarial equivalent (determined in accordance with Section 5.5(b)) of the benefit described in Section 6.3 or Section 6.4, as applicable, shall be paid to the estate of the Participant on the last Business Day of the month following the month in which the Participant’s date of death occurs (or as soon as administratively practicable thereafter).

3.	Any survivor benefit provided by this Section 6.5 shall be treated as a 409A Benefit for purposes of the Plan (even if it is calculated with respect to the Participant’s Grandfathered Benefit) and shall be payable only in a lump-sum and not in any other form of payment.

6.6 Rules of Application. The provisions of this Section 6 shall be applied separately with respect to a Participant’s Grandfathered Benefit and 409A Benefit. Except as provided in Section 6.5(3), the payment of the survivor annuity under Section 6.3 or 6.4, as applicable, attributable to a Participant’s Grandfathered Benefit may not be accelerated or deferred or paid in any alternative Payment Form.

6.7 Special Lump-Sum Election. A Participant may irrevocably elect at the time that the Participant makes his Payment Election to have the actuarial equivalent (determined in accordance with Section 5.5(b)) of the death benefit attributable to his 409A Benefit payable under Section 6.3 or 6.4, as applicable, paid to the Participant’s Surviving Spouse (determined without regard to Section 6.5) on the last Business Day of the month following the month in which occurs the Participant’s death (or as soon as administratively practicable thereafter). The consent of the Surviving Spouse shall not be required for any such election by the Participant.

SECTION 7

RE-DEFERRAL OF 409A BENEFITS

7.1 Re-Deferrals to the DCP. Subject to this Section 7, a Participant who will be Retirement Eligible at his Separation from Service and whose 409A Benefit is payable in the form of a Lump-Sum Option shall be permitted to elect, prior to his Separation from Service and in the manner contemplated by Section 7.3, to transfer in a Valid Notional Rollover some or all of the amount of such Lump-Sum Option to the New DCP instead of having such amount paid to the Participant in cash on the applicable Payment Date. The amount transferred to the New DCP in a Valid National Rollover shall be credited to the DCP as of the first day of the month following the Participant’s Separation from Service, even if the Payment Date for the Lump-Sum Option is a later date. Subject to this Section 7, a Participant who will be Retirement Eligible at his Separation from Service and who has previously elected to receive some or all of his 409A Benefit in the DCP Option shall be permitted to defer payment, in the manner contemplated by Section 7.3, of the amount subject to the DCP Option, subject to the applicable payment terms of the DCP.

7.2 Delayed Payment Dates. A Participant who has not made an election described in Section 7.1 may elect to defer the Payment Date for his 409A Benefit and to specify a new Payment Form for such 409A Benefit commencing on such deferred Payment Date in accordance with the provisions of Section 7.3; provided, however, that a Participant who has previously elected the DCP Option for some or all of his 409A Benefit may not specify a new Payment Form for any portion of his 409A Benefit; and provided further that a Participant may not elect a Lump-Sum Option or defer payment of a Lump-Sum Option pursuant to this Section 7.2.

7.3 Re-Deferral Requirements. Subject to Sections 7.4 and 7.5, the elections described in Sections 7.1 and 7.2 shall be subject to the following requirements which shall be construed and applied in a manner intended to result in Section 409A Compliance:

(a)	The election (i) to transfer some or all of the amount of a Lump-Sum Option in a Valid Notional Rollover to the New DCP or to delay the Payment Date and/or elect a new Payment Form for a 409A Benefit must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the then effective Payment Date.

(b)	The election shall not become effective for at least one year after the election is made.

(c)	Any transfer to the New DCP of some or all of the amount of a Lump-Sum Option in connection with a Valid Notional Rollover must be made in accordance with the applicable terms and provisions of the New DCP as then in effect and, once the deferred amount constituting the portion of the 409A Benefit is credited under the New DCP, shall constitute a full and complete settlement of the Company’s obligations to the Participant under the Plan with respect to the portion of the 409A Benefit so credited.

(d)	If some or all of the amount of a Lump-Sum Option is transferred to the New DCP in a Valid Notional Rollover, the payment commencement date elected by the Participant under the New DCP for the 409A Benefit for the amount so transferred must not be earlier than the fifth anniversary of the original Payment Date.

(e)	If the Participant is delaying the Payment Date under the Plan for the 409A Benefit, the new Payment Date elected by the Participant for the 409A Benefit must not be earlier than the fifth anniversary of the original Payment Date.

7.4 Limitations on Re-Deferrals. Notwithstanding the foregoing provisions of this Section 7, no Participant shall be permitted to elect a Valid Notional Rollover or a delay in the Payment Date for any portion of his Plan Benefit following the date of the Participant’s Separation from Service. A Valid Notional Rollover shall be void and of no effect if the Participant is not Retirement Eligible at the time of his Separation from Service. In addition, no Participant shall be permitted to elect a Valid Notional Rollover to the New DCP or a delay in the Payment Date with respect to de minimis amounts payable pursuant to Section 5.4.

7.5 Limitation on Elected Payment Dates. Except for amounts subject to a Valid Notional Rollover, a Participant shall not be permitted to specify under this Section 7 an Elected Payment Date for his 409A Benefit that is later than his Normal Retirement Date (or, if later, the first day of the month following the month in which occurs the Participant’s Separation from Service).

SECTION 8

CLAIMS PROCEDURE

8.1 General. If a Participant or his Surviving Spouse, Beneficiary or contingent annuitant or the authorized representative of one of the foregoing (hereinafter, the “Claimant”) does not receive the timely payment of the benefits which he believes are due under the Plan, the Claimant may make a claim for benefits in the manner hereinafter provided.

8.2 Claims. All claims for benefits under the Plan shall be made in writing and shall be signed by the Claimant. Claims shall be submitted to the Administrative Record Keeper. If the Claimant does not furnish sufficient information with the claim for the Administrative Record Keeper to determine the validity of the claim, the Administrative Record Keeper shall indicate to the Claimant any additional information which is necessary for the Administrative Record Keeper to determine the validity of the claim.

8.3 Review of Claims. Each claim hereunder shall be acted on and approved or disapproved by the Administrative Record Keeper within 90 days following the receipt by the Administrative Record Keeper of the information necessary to process the claim. If special circumstances require an extension of the time needed to process the claim, this 90-day period may be extended to 180 days after the claim is received. The Claimant shall be notified before the end of the original period if an extension is necessary, the reason for the extension and the date by which it is expected that a decision will be made. In the event the Administrative Record Keeper denies a claim for benefits, in whole or in part, the Administrative Record Keeper shall notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Administrative Record Keeper’s decision by the Committee. Such notice by the Administrative Record Keeper shall also set forth, in a manner calculated to be understood by the Claimant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 8.

8.4 Appeals. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision by the Administrative Record

Keeper. Such appeal must be made within 60 days after the applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

1.	request a review by the Committee of the claim for benefits under the Plan;

2.	set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

3.	set forth any issues or comments which the Claimant deems pertinent to the appeal.

8.5 Review of Appeals. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by it. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when the determination will be made. The Committee may require the Claimant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided that the Committee finds the requested documents or materials are pertinent to the appeal.

8.6 Final Decisions. On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any appeal of a claim for benefits shall be final and conclusive upon all parties thereto.

8.7 Denial of Appeals. In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

8.8 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 8.6 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 9

AMENDMENT AND TERMINATION

9.1 Amendment or Termination. The Plan may be amended or terminated at any time, by the Board of Directors or the Committee; provided, however, no amendment or termination may reduce the amount of a Participant’s Plan Benefit as of the date of the amendment or termination without the Participant’s written consent; and provided further that it shall not be a reduction of a Participant’s Plan Benefit within the meaning of the preceding proviso if the amount of the Plan Benefit is reduced pursuant to Section 4.2(b) following an amendment or termination solely as a result in an increase in the value of Participant’s accrued benefit under the Retirement Plan. Except as otherwise permitted by Section 409A, the termination of the Plan shall not result in any acceleration of the payment of any 409A Benefit under the Plan, unless (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (ii) no payments other than payments that would be delivered under the terms of such arrangements if the termination had not occurred are made within 12 months of the termination of such arrangements, (iii) all payments under the Plan are made within 24 months of the termination of the arrangements and (iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination.

9.2 409A Benefit Amendments. Notwithstanding any provision in the Plan to the contrary, with respect to a Participant’s 409A Benefit, the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee shall have the independent right, prospectively and/or retroactively, to amend or modify (i) the Plan, (ii) any Participant elections under the Plan and (iii) the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee deems such action to be necessary or advisable (A) to avoid the imposition on any Participant of adverse or unintended tax consequences under Section 409A (“Section 409A Compliance”) or (B) to address regulatory or other changes or developments that affect the terms of the Plan that were included in the Plan prior to such change or development with the intent of effecting Section 409A Compliance. Any determinations made by the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee under this Section 9.2 shall be final, conclusive and binding on all persons.

SECTION 10 MISCELLANEOUS

10.1 No Effect on Employment Rights. Nothing contained herein shall be construed as a contract of employment with any person. The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan.

10.2 Funding. The Plan at all times shall be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of a right to receive a benefit under the Plan, and any such Participant, Surviving Spouse, Beneficiary or other person shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Committee or the Board of Directors, in its discretion, may establish a grantor trust to fund benefits payable under the Plan and administrative costs relating to the Plan. The assets of said trust shall be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

1.	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

2.	the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

3.	said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors.

10.3 Anti-assignment. To the maximum extent permitted by law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

10.4 Taxes. The Company shall have the right to deduct any required taxes from each payment to be made under the Plan.

10.5 Construction. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of ERISA and, therefore, exempt from the requirements of Sections 201, 301 and 401 of ERISA. Whenever the terms of the Plan or of a Payment Election require the payment of an amount by a specified date, the Company shall use reasonable efforts to make or commence the payment by that date. The Company shall not be (i) liable to the Participant or any other person if such payment or payment commencement is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or the Payment Election or (ii) required to pay interest or any other amount in respect of such delayed payment except to the extent specifically contemplated by the terms of the Plan.

10.6 Incapacity of Participant. In the event a Participant or Surviving Spouse is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant or Surviving Spouse is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

10.7 Severability. In the event that one or more provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

10.8 Governing Law. The Plan is established under and shall be governed and construed in accordance with the laws of the State of New Jersey, to the extent that such laws are not preempted by ERISA.

APPENDIX A

EARLY COMMENCEMENT FACTORS

Subsidized Early Commencement Factor (used for (A) the 409A Benefit for a Participant whose Separation from Service occurs on or after attaining age 55 and completing ten or more Years of Vesting Service; and (B) for the Grandfathered Benefit of a Participant whose Separation from Service occurs on or after attaining age 55 and completing ten or more Years of Vesting Service and who, as of December 31, 2004, had at least ten Years of Vesting Service):

1.00 less  1/4% for each month by which the Payment Date precedes the Normal Retirement Date.

Unsubsidized Early Commencement Factor (used for all other purposes):

The actuarially equivalent factor applicable to the accrued benefit of a terminated vested participant under the Retirement Plan.

APPENDIX B

SECTION 409A TRANSITION ELECTIONS

1. Certain Retirement-Eligible Participants in 2006.

(a) A Participant who, as of January 1, 2006, is eligible to retire from the Company and receive a distribution of his 409A Benefit shall be permitted, by no later than December 31, 2005, to make a Payment Election for his 409A Benefit, including an election to transfer the 409A Benefit in a Valid Notional Rollover to the New DCP. A Payment Election by a Participant under this Section 1 of Appendix B shall be void and of no force and effect if the Participant does not actually incur a Separation from Service in 2006, and the Participant makes a separate payment election by December 31, 2007.

A Participant who, as of January 1, 2007, is eligible to retire from the Company and receive a distribution of his 409A Benefit shall be permitted, by no later than December 31, 2006, to make a Payment Election for his 409A Benefit, including an election to transfer the 409A Benefit in a Valid Notional Rollover to the New DCP. A Payment Election by a Participant under this Section 1 of Appendix B shall be void and of no force and effect if the Participant does not actually incur a Separation from Service in 2007 and the Participant makes a separate payment election by December 31, 2007.

2. Participants Eligible for Vested Termination Benefits in 2005. A Participant who (i) incurs a Separation from Service in 2005 with a 409A Benefit that is a Vested Plan Benefit but before becoming eligible to receive a distribution of his 409A Benefit and (ii) becomes eligible to receive a distribution of his 409A Benefit in 2006 shall be permitted, by no later than December 31, 2005, to make a Payment Election for his 409A Benefit, including an election to transfer in a Valid Notional Rollover the 409A Benefit to the DCP.

3. Participants Eligible for Vested Termination Benefits in 2006. A Participant who (i) incurs a Separation from Service in 2006 with a 409A Benefit that is a Vested Plan Benefit but before becoming eligible to receive a distribution of his 409A Benefit and (ii) becomes eligible to receive a distribution of his 409A Benefit in 2007 shall be permitted, by no later than December 31, 2006, to make a Payment Election for his 409A Benefit, including an election to transfer the 409A Benefit to the DCP; provided, however, that such election shall apply solely to amount that would not otherwise be payable in 2006 and shall not cause any amounts to be paid in 2006 that would not otherwise be payable in 2006.

4. Participants Eligible for Vested Termination Benefits in 2007. A Participant who (i) incurs a Separation from Service in 2007 with a 409A Benefit that is a Vested Plan Benefit but before becoming eligible to receive a distribution of his 409A Benefit and (ii) becomes eligible to receive a distribution of his 409A Benefit in 2008 shall be permitted, by no later than December 31, 2007, to make a Payment Election for his 409A Benefit, including an election to transfer the 409A Benefit to the DCP; provided, however, that such election shall apply solely to amount that would not otherwise be payable in 2007 and shall not cause any amounts to be paid in 2007 that would not otherwise be payable in 2007.

5. Timing of Payment of Lump Sum Options. A Participant who has elected in accordance with the provisions of this Appendix B to receive his 409A Benefit in a Lump-Sum Option shall not be eligible to receive payment of such Lump-Sum Option until the later to occur of (i) the first anniversary of the Participant’s Separation from Service and (ii) the Payment Date otherwise applicable to the Participant. If payment of a Participant’s Lump-Sum Option is delayed beyond the otherwise applicable Payment Date by operation of the previous sentence, a Participant’s 409A Benefit shall be credited with interest on a quarterly basis during the period of such delay based upon the interest rate being used to determine Lump-Sum Option payments under the Retirement Plan for each such quarter. In the event a Participant dies during the period of such delay, his 409A Benefit shall be paid to his Beneficiary together with any interest credited thereto in a lump-sum payment as soon as administratively practicable after the date of such Participant’s death.

6. Application of Notice 2005-1. To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his 409A Benefit, such distribution shall be deemed a termination of such Participant’s participation in the Plan with respect to all or such portion of such Participant’s 409A Benefit in accordance with Q&A 20(a) of Notice 2005-1. For avoidance of doubt, a Participant shall be permitted in 2005, pursuant to this Section 4 of Appendix B, to elect to receive in 2005 a distribution of the portion of his 409A Benefit attributable to bonus compensation paid in 2005.

7. Compliance with Plan Terms. The form and time of Payment Elections under this Appendix B shall satisfy the requirements of Section 5.3 of the Plan and, if applicable, the applicable terms and provisions of the DCP. Each Payment Election shall be made on the form provided by the Committee for purposes of such election.